FOR IMMEDIATE RELEASE

For more information, contact:

Richard L. Bergmark, + 1 713 328 2101

Fax: +1 713 328 2151

CORE LAB REPORTS RECORD REVENUE FOR Q3 2008;

CASH AND YTD FREE-CASH FLOW ALSO AT RECORD LEVELS

AMSTERDAM (22 October 2008) - Core Laboratories N.V. (NYSE: "CLB") reported record quarterly revenue of $202,500,000 for the third quarter of 2008, an increase of 19% over year-earlier quarter totals. Net income for the quarter totaled $39,515,000, or $1.64 per diluted share. The Company realized currency exchange losses, previously discussed in its 2 October 2008 release, during the third quarter that were more than offset by gains in net income resulting from a lower effective tax rate. Excluding these losses and gains, the Company's operations earned $1.60 for the third quarter of 2008.

Excluding the foreign-exchange-related losses, Core's operations generated $57,434,000 in operating income, up 25% over third quarter 2007 totals. Excluding the exchange losses, operating margins, defined as operating income divided by revenue, reached a record 28%, an increase of approximately 140 basis points over last year's third quarter margins. The record quarterly operating margins were achieved even though numerous Company laboratories in the Texas-Louisiana Gulf Coast region were shut down for over a week due to Hurricane Ike. In addition, the storm affected operational activities of numerous clients in the area for a number of weeks.

Core's record third quarter 2008 results resulted from exceptional performance by the Company's Production Enhancement operations, which more than offset the effects of Hurricane Ike on Reservoir Description operations. Demand for Production Enhancement's patented and proprietary fracture diagnostic services reached an all-time quarterly high as Core's HEROTM, SuperHEROTM, and SuperHERO Plus+TM line of perforating charges continued to gain market share and achieve greater market penetration. Reservoir Management operations produced its best third quarter results in Company history.

For the first nine months of 2008, Core's revenue increased 17% to a record $579,600,000, while operating and net incomes were $154,357,000 and $102,559,000, respectively. Excluding the effects of foreign exchange losses and one-time gains and charges, operating income increased 29% to $160,976,000 and net income increased 26% to $108,249,000 compared with year-earlier totals. Operating and incremental margins, calculated on the same basis, reached 28% and 43%, respectively, both of which were slightly lower than what would have been if not for the effects of Hurricane Ike.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations posted revenue of $112,037,000, up 15% over third quarter 2007 levels, while operating income decreased 3% to $25,455,000. Excluding foreign exchange losses that were caused by the rapid escalation of the US Dollar due to continuing financial market disruptions, Reservoir Description's operating income reached $27,400,000, yielding operating margins of 24%. Both revenue and operating income were affected by power outages in the Texas and Louisiana Gulf Coast region that took several laboratory facilities offline for more than a week. Operational activities of Core's clients in the region were also affected for several weeks.

Internationally, Reservoir Description projects continued to expand, and several new projects were started in West Africa, the Middle East and Asia-Pacific regions. The Company continues to analyze thousands of feet of core and hundreds of reservoir fluid samples from deepwater fields offshore West Africa. Projects include core analyses, advanced rock properties testing, and fluid phase behavior studies of samples from deepwater fields offshore Ghana, Equatorial Guinea, Angola, Gabon, and Nigeria, among others.

Operations in the Middle East continue to expand in Qatar, Abu Dhabi, Kuwait, Oman, and especially Saudi Arabia. The Company continues to provide reservoir fluid data sets for an enhanced oil recovery project in the super-giant Burgan Field in Kuwait. Cores representing thousands of feet of reservoir rock from fields in Saudi Arabia are being analyzed in that country, as well as in the Company's Advanced Technology Centers in Abu Dhabi and Houston. Asia-Pacific projects include increased workloads from Malaysia, India, Indonesia, and Australia.

Production Enhancement

Production Enhancement operations posted record levels of revenue, operating income, and operating margins for the third quarter of 2008. Quarterly revenue was $78,848,000, an increase of 27% over year-earlier totals, while operating income increased 53% to $26,622,000. Operating margins increased almost 600 basis points over last year's third quarter levels to 34%. Third quarter incremental margins, defined as the change in year-over-year quarterly operating income divided by the change in quarterly revenue, were 55%.

Production Enhancement's quarterly revenue growth rate of 27% was the highest since the first quarter of 2006. This compares to a year-over-year increase of only 13% for the North American average rig count. The high level of revenue growth confirms the significant demand for Core's proprietary and patented fracture diagnostics technologies and the Company's complementary HERO, SuperHERO, and SuperHERO Plus+ line of perforating charges and related gun systems.

Core's newest perforating technology, the SuperHERO Plus+ charge, is a high-performance, ultra-low debris charge. Improvements to the Company's patented HWMSM powdered metal liner compositions and the Company's proprietary and patented high explosive formula and design have improved formation penetration by as much as 15%. Increased formation penetration with minimal formation damage yields higher initial production rates and greater ultimate recovery of hydrocarbons from the formation. The new charge also has the potential to significantly lower the producing formation's breakdown pressure, reducing the cost of hydraulic fracture stimulation programs. Recently, a major oil company client informed Core that it will specify the Company's HERO, SuperHERO, and SuperHERO Plus+ line of perforating charges to complete all of its shale-gas wells drilled worldwide.

Reservoir Management

Reservoir Management operations reported its best third quarter in Company history, with revenue of $11,638,000 and operating income of $3,089,000. Operating margins for the quarter increased to 27%.

The Company initiated a study entitled "The Petroleum Potential of Offshore Vietnam" in response to strong interest in such a study from many international oil companies following several recent large discoveries of crude oil and natural gas in the Cuu Long basin offshore Vietnam. A key discovery well recently test flowed over 10,000 barrels of oil and 5 million cubic feet of natural gas per day.

Free Cash Flow, Cash Totals, and Capex

For the first nine months of 2008, Core generated a record $88,500,000 in free cash flow, defined as cash from operations minus capital expenditures. Cash from operations for the first three quarters of 2008 was $110,100,000, and capital expenditures were $21,600,000. The Company expects to generate over $110,000,000 in free cash flow for all of 2008. In addition, Core's cash and cash equivalents balance at the end of the quarter was $58,275,000, the highest quarter-ending balance in Company history. The Company has only a minimal outstanding balance on its $100,000,000 revolving credit facility to cover commitments associated with letters of credit and bid bonds totaling approximately $9,000,000. Availability under this committed facility is approximately $91,000,000, which, if drawn, would bear interest at the London interbank offered rate (LIBOR) plus 62.5 basis points. The Company currently has no plans to draw from the facility.

As the Company's $300 million 0.25% Senior Exchangeable Notes (the "Notes") were recorded as a short-term liability during the third quarter in accordance with U.S. GAAP, and, as a result of the Notes satisfying the sales price condition which requires that the share price exceed $123.18 for 20 of the final 30 trading days of the quarter, Core increased its cash and cash equivalents balance during the quarter in the unlikely event that a holder of the Notes would surrender any of its Notes for exchange during the third quarter. Beginning on September 30, 2008, the Notes will be classified as a long-term liability as the Company's share price did not exceed the Note's conversion trigger for the sales price condition in the third quarter. The Notes are scheduled to mature in late 2011.

For 2008 Core expects capital expenditures to total approximately $25,000,000, which is slightly more than the Company's depreciation. These expenditures are being used primarily for the build-out of "The Canadian Center for Unconventional Oil and Natural Gas Evaluation." Other significant 2008 capex projects include the continued expansion of Core's operations in the Middle East and Asia-Pacific regions. Consistent with past years, each dollar of capital expenditure is expected to generate approximately four dollars of new revenue, one of the highest ratios in the oilfield services industry.

Fourth Quarter Guidance

For the fourth quarter of 2008, Core expects revenue to be approximately $205,000,000 to $210,000,000, an increase of 16% to 19% over last year's fourth quarter total. Earnings per diluted share are expected to range between $1.66 and $1.69, an increase of 22% to 24% over fourth quarter 2007 earnings from operating results, assuming an effective tax rate of approximately 32% to 33% and incremental margins of approximately 40%. For full-year 2008, Core now expects earnings per diluted share, excluding one time gains and losses, will range between $6.14 to $6.17, an increase of approximately 26% over 2007 full-year earnings on a comparable basis. The Company is currently reviewing client capital budget projects scheduled for 2009. Due to incomplete budget plans at many of the Company's clients, Core will issue first-quarter and full-year 2009 revenue and earnings guidance upon completion of their review. Core expects 2009 capital expenditures to approximately equal the Company's depreciation in 2009, ranging between $20,000,000 and $25,000,000 for the year.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 23 October 2008. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2007 Form 10-K filed on 22 February 2008, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	30 September 2008	30 September 2007	30 September 2008	30 September 2007

REVENUES	$ 202,523	$ 170,065	$ 579,648	$ 494,181

OPERATING EXPENSES:
Costs of services and sales	134,205	112,547	384,588	333,145
General and administrative expenses	6,857	7,039	22,305	24,798
Depreciation and amortization	5,562	5,035	16,077	14,510
Other expense (income), net	829	(514)	2,321	(2,850)

OPERATING INCOME	55,070	45,958	154,357	124,578
Interest expense	303	614	6,023	1,881

INCOME BEFORE INCOME TAX EXPENSE	54,767	45,344	148,334	122,697
Income tax expense	15,252	13,830	45,775	37,118
NET INCOME	$ 39,515	$ 31,514	$ 102,559	$ 85,579

Diluted Earnings Per Share:	$ 1.64	$ 1.29	$ 4.24	$ 3.51

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	24,082	24,377	24,164	24,371

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 112,037	$ 97,476	$ 326,695	$ 274,437
Production Enhancement	78,848	61,998	217,578	181,566
Reservoir Management	11,638	10,591	35,375	38,178
Total	$ 202,523	$ 170,065	$ 579,648	$ 494,181

Operating income (loss):
Reservoir Description	$ 25,455	$ 26,108	$ 77,441	$ 64,307
Production Enhancement	26,622	17,426	71,745	49,678
Reservoir Management	3,089	2,357	10,278	10,171
Subtotal	55,166	45,891	159,464	124,156
Corporate and other	(96)	67	(5,107)	422
Total	$ 55,070	$ 45,958	$ 154,357	$ 124,578

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

ASSETS:	30 September 2008	31 December 2007
	(Unaudited)
Cash and Cash Equivalents	$ 58,275	$ 25,617
Accounts Receivable, net	150,260	137,231
Inventories, net	32,259	29,363
Other Current Assets	22,637	28,488
Total Current Assets	263,431	220,699

Property, Plant and Equipment, net	99,798	93,038
Intangibles, Goodwill and Other Long Term Assets, net	202,501	191,053
Total Assets	$ 565,730	$ 504,790

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 39,113	$ 39,861
Other Current Liabilities	55,262	58,179
Total Current Liabilities	94,375	98,040

Long-Term Debt and Lease Obligations	300,000	300,000
Other Long-Term Liabilities	46,148	44,607
Shareholders' Equity	125,207	62,143
Total Liabilities and Shareholders' Equity	$ 565,730	$ 504,790

CORE LABORATORIES N.V. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(amounts in thousands)

(Unaudited)

Nine Months Ended
30 September 2008

CASH FLOWS FROM OPERATING ACTIVITIES	$ 110,137

CASH FLOWS FROM INVESTING ACTIVITIES	(30,885)

CASH FLOWS FROM FINANCING ACTIVITIES	(46,594)

NET CHANGE IN CASH AND CASH EQUIVALENTS	32,658
CASH AND CASH EQUIVALENTS, beginning of period	25,617
CASH AND CASH EQUIVALENTS, end of period	$ 58,275

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income

(amounts in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	30 September 2008		30 September 2008
	Reservoir Description	Consolidated

Operating Income	$ 25,455	$ 55,070	$ 154,357
Gain on sale of building	-	-	(1,054)
Severance	-	-	758
Non-income related taxes	-	-	5,030
Foreign exchange loss	1,912	2,364	1,885
Operating Income excluding specific items	$ 27,367	$ 57,434	$ 160,976

Reconciliation of Net Income

(amounts in thousands)

(Unaudited)

	Three Months Ended	Nine Months Ended
	30 September 2008	30 September 2008

Net Income	$ 39,515	$ 102,559
Gain on sale of building (net of tax)	-	(709)
Severance (net of tax)	-	510
Net impact of non-income related taxes	-	3,771
Debt acquisition costs related to Notes	-	3,450
Foreign exchange loss (net of tax)	1,593	1,270
Effect of change in tax rate	(2,602)	(2,602)
Net Income excluding specific items	$ 38,506	$ 108,249

Reconciliation of Diluted Earnings Per Share

(Unaudited)

	Three Months Ended	Nine Months Ended
	30 September 2008	30 September 2008

Diluted earnings per share	$ 1.64	$ 4.24
Gain on sale of building	-	(0.03)
Severance	-	0.02
Net impact of non-income related taxes	-	0.16
Debt acquisition costs related to Notes	-	0.14
Foreign exchange loss	0.07	0.06
Effect of change in tax rate	(0.11)	(0.11)
Diluted earnings per share excluding specific items	$ 1.60	$ 4.48

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(amounts in thousands)

(Unaudited)

Nine Months
Ended
30 September 2008

Net cash provided by operating activities	$ 110,137
Less: capital expenditures	(21,603)
Free cash flow	$ 88,534

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